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                                                                    EXHIBIT 16.1



July 6, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, Northwest
Washington, D.C. 20549

Dear Sirs/Madams:


We have read Item 4 of Cartoon Acquisition, Inc.'s Current Report on Form 8-K dated July 2, 2004, and have the following comments:

1.   We agree with the statements made in (i) the first sentence of paragraph 1,
     (ii) paragraph 2 and (iii) paragraph 3.

2. We have no basis on which to agree or disagree with the statement made in the second sentence of paragraph 1.

Yours truly,


/s/ Berger Apple & Associates Ltd.


Berger Apple & Associates Ltd.